EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement of Malvern Federal Bancorp, Inc., and in Amendment No. 1 to the Application for Stock Issuance on Form MHC-2 filed with the Office of Thrift Supervision, of our report on Malvern Federal Savings Bank and Subsidiary, dated December 11, 2007, appearing in the Prospectus, which is part of the amended Registration Statement and a part of the amended Form MHC-2.

        We also consent to the use of our name as it appears under the captions “Experts” and “Legal and Tax Opinions” in such Prospectus.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Paoli, Pennsylvania
January 30, 2008